Exhibit 10.1

INDEPENDENT CONSULTANT AGREEMENT

THIS AGREEMENT is made and entered into as of December 31, 2013 (“Effective Date”) by and between Pernix Group, Inc. (the “Company”) and Donald Gunther (“Consultant”).

The term “Agreement” herein shall be understood to include this Independent Consultant Agreement and all existing and future Exhibits approved as part of this Agreement.

1.                                      Services

(a)                                 Services to Be Rendered.  Consultant shall furnish to the Company various consulting and business development services (the “Services”) under the terms outlined in this Agreement in connection with Company’s  construction, power generation activities and broader corporate objectives. Consultant’s work shall begin on the Effective Date of this Agreement and will continue until terminated by the Company or Consultant, or as otherwise provided in this Agreement. Consultant shall coordinate work requirements with the Company’s Chief Executive Officer or such other person ( the  “ Company Representative”)  as may be designated by the Company from time to time.

(b)                                 Standard of Care.  Consultant agrees to perform its Services with the standard of care, skill, and diligence normally provided by a professional person in the performance of such services in respect of work similar to that hereunder. Consultant is hereby given notice that Company will be relying on the accuracy, competence, and completeness of Consultant’s services hereunder to enable the Company to fulfill its contractual commitments to Customers and/or commitments to the Company.

(c)                                  Company Policies.  Consultant agrees that he will cooperate with, abide by, and be subject to any and all other policies and procedures that may be set out by the Company from time to time and provided to the Consultant.  Consultant also agrees to follow the Company’s code of ethics, which is attached.

(d)                                 Other Representations and Warranties.  In providing the Services, Consultant represents and warrants that:

(i)                                     Consultant is knowledgeable and experienced in this area and is fully qualified and capable of providing the Services.

(ii)                                  The execution, delivery and performance of this Agreement by the Consultant does not violate or interfere with any contract or agreement to which he is bound, or the rights of any third-party with which he also does business.

2.                                      Reimbursement of Certain Costs

The Company shall reimburse Consultant for certain reasonable expenses incurred in connection with provisions or Services hereunder, provided however, that reimbursement of such expenses shall be consistent with the policies established by the Company unless otherwise stipulated herein.

3.                                      Compensation for Consulting Services

The Company shall pay Consultant for Services rendered hereunder at the lesser of the product of the rate of $300.00 USD per hour X the number of hours or $2,000.00 USD per day. The Company shall pay for first class airfare for the Consultant when traveling for business on behalf of the Company.

4.                                      Compensation for Board of Directors Services

As the Chairman of the Company’s Board of Directors (Chairman), the Company shall compensate you with $50,000 cash per year beginning January 1, 2014. In addition, the Chairman will receive a total of 25,000 stock options per year consisting of 12,000 stock options per year for serving as the Chairman plus 13,000 stock options you will receive per year as a board member. As Chairman of the Compensation Committee, you will receive a $5,500.00 cash fee per year. If you are a member of any sub—committee, whether or not you chair such the sub-committee, you will receive $1,500 per year for such services. Board fees will be paid in two installments per year, typically occurring in June and December (or January of the following year if you so prefer).

5.                                      Relationship of the Parties

(a)                                 Independent Contractor.  Consultant agrees to undertake performance of this Agreement as an independent contractor.  Nothing herein shall create a relationship of employer and employee, joint venture, or partnership between Company on the one hand and the Consultant on the other, or either party’s agents, employees, representatives or Affiliates, for any purpose whatsoever.  Neither party shall have the authority to bind or obligate the other in any manner as a result of the relationship created hereby.

(b)                                 Taxes.  The Company will not withhold any U. S. federal, state, or other taxes with respect to the fees payable hereunder and Consultant acknowledges that it shall file all applicable taxes for services rendered hereunder.  Consultant agrees to hold the Company harmless from and indemnify the Company against any and all taxes which may be imposed against the Company arising out of this Agreement.

(c)                                  Benefits.  Consultant is not entitled to any additional benefits or remuneration from the Company other than as set forth in Section 2 above.

6.                                      Termination

(a)                                 Term.  This Agreement is considered an “At-Will” agreement, effective as of the Effective Date set forth above.  Further, this Agreement also will terminate on the first anniversary of the Effective Date unless extended or terminated before the anniversary date.

(b)                                 Termination by Company.    Company may terminate this Agreement, without cause, at the Company’s sole discretion (“termination for convenience”) upon 30 days’ prior written notice. Upon any such termination of this Agreement, the Company shall pay Consultant any hourly fees and reimbursement of expenses already earned or incurred, as the case may be, but not yet paid under this Agreement on the date of such termination, but subject to any setoffs the Company may have against Consultant.

(c)                                  Termination for cause.  At any time, the Company may immediately terminate this Agreement for cause.  Upon any such termination, the Company shall pay any hourly / daily fees and expenses according to the terms in subparagraph (b), above. In addition, the Company may deduct or make any setoffs for costs that the Company experiences as a result of such termination.

(d)                                 Termination by Consultant.   Consultant may terminate this Agreement without cause at any time, with termination effective 30 days after Consultant’s delivery to the Company of written notice of termination for convenience. Upon such termination, the Company shall pay any hourly fees and expenses according to the terms in subparagraph (b) above.

(e)                                  Automatic termination.  This Agreement will terminate automatically on the following of these events: (i) the death, bankruptcy or other insolvency of the Consultant, or (ii) the termination of activities of either party and/or the Company.

7.                                      Non-competition

In consideration for the Company providing Consultant with and access to Confidential and Proprietary Information, during the period of performance of Services under this Agreement and for a period of one (1) year following the completion of Services under this Agreement, the Consultant shall not accept employment or contracted services with any Customer(s) of the Company or any employees or affiliates of any Customer(s) of the Company involving the performance of any service which directly or indirectly constitutes a continuation of this Agreement, unless otherwise agreed to in writing by the Company.  Consultant agrees that this is a reasonable and necessary protection for the Company and that the Company’s exercise or enforcement of its rights under this provision does not constitute unreasonable action against the Consultant, nor would it prevent the Consultant from obtaining comparable gainful employment elsewhere.

8.                                      Non-disclosure of Information

(a)                           General.  Consultant shall have access to or may become aware of Confidential and Proprietary Information of the Company and/or their Customer(s) as a result of engagement by the Company under this Agreement.  Such confidential information (“Confidential Information”) includes, without limitation, knowledge and concepts regarding the Company management, operations, contacts, community and governmental relations, Customers (as such term is defined below), vendors, products, services, plans, policies, prices, costs, margins, processes and computer programs, whether obtained by Consultant from or through the Company or developed or obtained by Consultant in connection with the performance of its services under this Agreement.  All such Confidential Information is the exclusive property of the Company.

(b)                           Customers.  The term “Customer/Customers” includes existing and potential Customer(s) of the Company for any products or services provided by the Company or those in receipt of solicitations by the Company.

(c)                            Non-Disclosure.  Consultant agrees that it will maintain the confidentiality of such Confidential Information for five (5) years and abide by and be subject to all of the rules or regulations that apply to such materials.  At no time shall Consultant disclose any Confidential Information to any entity, or use such information except in the performance of Company business and Consultant’s retention under this Agreement, without the prior written consent of the Company, unless (i) the information is, at the time of disclosure by Consultant, then in the public domain, or (ii) is required to be reported to a government or regulatory agency or through due process of law.

(d)                           Insider Information. In a similar manner, the Company must comply with certain rules and regulations of the United States Securities and Exchange Commission.  In performing the Services, Consultant may become aware of certain information that may be confidential and will require proper authorized disclosure to the general public under these rules and regulations.  Consultant agrees and acknowledges that it will not share such information with others before the information is made available to the general public.

9.              Corporate Documents

All documents prepared or developed in conjunction with their Agreement, for or on behalf of the Company, are the exclusive property of the Company whether delivered to the Company or not.  Upon termination of this Agreement, Consultant shall return to the Company all Company documents in its possession.  For the purpose of this Paragraph, the term “document” includes any records, reports, books, calculations, maps, sketches, data, models, samples, customer lists, financial statements, notes, memoranda, correspondence, contracts, forms, computer output, any summary, extract or copy of the same, and electronic data storage devices of all kinds, including but not limited to tapes, disks and hard drives and any other tangible form of information acquired by Consultant by reason of its association with the Company, and shall be included within the definition of Confidential Information.

10.                               Indemnification

With respect to claims brought by third parties (“Claimant”) against either Consultant or Company relating to the property or facilities with respect to which this Agreement pertains or the Services performed under this Agreement, Consultant and Company agree as follows:  Both Parties agree  to indemnify, protect, defend, and hold harmless each other party and its directors, officers, employees, representatives, agents, and independent consultants, from and against any and all demands, claims, suits and causes of action and any and all liability, costs, expenses, and judgments incurred in connection with Services performed in connection with this Agreement for personal injury or damage to property, arising in favor of or brought by any Claimant; provided, however, indemnification shall not extend to the percentage of the Claimant’s damages or injuries attributable to the other party’s negligence, breach of contract or warranty, illegal acts, or willful misconduct.

11.                               No Assignment

The rights and obligations for the parties hereunder are nontransferable and nonassignable, except that the Company may assign this Agreement to any of its Affiliates, and Consultant agrees to such Assignment.

12.                               Successors

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

13.                               Validity

The invalidity or unenforceability of any provisions(s) of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.                               Notices

All notices under this Agreement shall be in writing and shall be deemed to be given when (i) delivered personally; (ii) sent by certified mail, (return receipt requested), postage prepaid; (iii) sent by a recognized overnight mail or courier service with delivery receipt required; or (iv) sent by confirmed e-mail or facsimile transfer:

If to Consultant, to

Don Gunther

700 Pine Creek Ln.

Naples, FL 34108

If to Company, to

Pernix Group

151 E. 22nd Street

Lombard, IL 60148

Attn: Nidal Zayed, Chief Executive Officer

15.                         Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without regard to conflicts of laws principles, and each party to this Agreement hereby consents and submits itself to the jurisdiction of the courts of said state and the courts of the United States of America located in said state in any action arising out of or connected with this Agreement. In such matters, the prevailing party shall be entitled to its reasonable fees and costs.

16.                         Miscellaneous Provisions:

(a)                                 No Interference. In providing the Services, Consultant represents and warrants that the execution, delivery and performance of this Agreement by the Consultant does not violate or interfere with any contract or agreement to which he is bound, or the rights of any third-party with which he also does business.

(b)                                 Complete Agreement of the Parties. This is the complete agreement of the parties and it supersedes any agreement that has been made prior to this agreement.  It only may be amended by mutual written agreement of the parties.  All headings are used for convenience only and do not affect the construction or interpretation of this Agreement.

(c)                                  Waiver.  The waiver of any party of a breach of any provision of this Agreement shall be in writing.  Any such waiver shall not operate or be construed as a waiver of any subsequent breach.  The failure by Company or Consultant to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver of any right, nor shall it deprive Company or Consultant of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

(d)                                 Security Clearance. Consultant is placed on notice that the Company’s facility in Lombard, Illinois, and potentially additional facilities in the future (collectively, a “Cleared Facility”), operate under a Facility Security Plan with the United States Government.  Consultant agrees to abide by and be subject to all rules and regulations of the Company and/or the United States Government with regard to security procedures in place at a Cleared Facility, including but not limited to access controls, technology controls, handling of sensitive but unclassified information, and so forth.  Consultant agrees that it will abide by and be subject to any and all other policies and procedures that may be set out by the Company from time to time and provided to the Consultant. Further, if it is necessary for Consultant to obtain a personnel security clearance, Consultant agrees to apply in a timely manner (within 30 days of notice to apply) and Consultant understands that failure to apply or obtain such personnel security clearance may be grounds for termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

Pernix Group, Inc.:		CONSULTANT:

By:		By:
	Nidal Z. Zayed		Don Gunther
Chief Executive Officer